Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 31 to the Registration Statement (Form N-1A, No. 333-45959) of E.I.I. Securities Trust and to the incorporation by reference of our report, dated August 27, 2015 on E.I.I. Global Property Fund, E.I.I. International Property Fund and E.I.I. Realty Securities Fund (the three funds comprising E.I.I. Securities Trust) included in the Annual Report to shareholders for the fiscal year ended June 30, 2015.

/s/ ERNST & YOUNG LLP

New York, New York

October 28, 2015